Exhibit 99.1

JUDGMENT SETTLEMENT AGREEMENT

This Judgment Settlement Agreement (this “Agreement”) is entered into as of August 18, 2017 (the “Effective Date”) by and between John M. Fife, an individual (“Lender”), and MPhase Technologies, Inc., a New Jersey corporation (“Borrower”).

A. Borrower previously sold and issued to St. George Investments LLC, a Utah limited liability company (formerly known as St George Investments LLC, an Illinois limited liability company) (“SGI”) that certain Convertible Note dated September 13, 2011 in the original principal amount of $357,500.00 (subject to an increase to up to $557,500 upon the occurrence of certain events) (the “Note”) pursuant to that certain Securities Purchase Agreement dated September 13, 2011 by and between SOT and Borrower (the “Purchase Agreement,” and together with the Note and all other documents entered into in conjunction therewith, the “Transaction Documents”).

B. Effective as of October 17, 2011, SGI assigned the Note and its rights under all other Transaction Documents to Lender pursuant to a certain Assignment of Convertible Note (the “Assignment”).

C. Following the Assignment, Lender and Borrower entered into a certain Standstill and Restructuring Agreement (the “Standstill Agreement”) pursuant to which Lender agreed to not convert a certain portion of the outstanding balance of the Note into share’s of Borrower’s Common Stock in exchange for certain payments from Borrower.

D. Borrower did not make such payments and Lender ultimately filed a lawsuit against Borrower in the Eastern Division of the Northern District of Illinois in the United States District Court, Case No. 12-cv-9647 (the “Lawsuit”).

E. On December 15, 2014, Lender was granted summary judgment in the Lawsuit and on January 28, 2015 a judgment was entered against Borrower (the “Judgment”).

F. Lender agreed to refrain and temporarily forbear from exercising and enforcing certain remedies against Borrower with respect to the Judgment pursuant to the terms and conditions of a certain Forbearance Agreement dated February 9, 2015 entered into between Lender and Borrower (as amended, the “Forbearance Agreement”).

G. Borrower failed to comply with the terms of the Forbearance Agreement and, as a result thereof, the Forbearance Agreement was terminated and, therefore, Lender has the right to seek all recourse available to it under the terms of the Judgment and applicable law.

H. Nevertheless, Lender has agreed, subject to the terms, conditions and understandings expressed in this Agreement, to refrain and forbear temporarily from exercising and enforcing remedies against Borrower with respect to the Judgment as provided in this Agreement and Borrower and Lender desire to settle the Judgment on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Agreement are true and accurate, are contractual in nature, and are hereby incorporated into and made a part of this Agreement.

2. Forbearance. Subject to the terms, conditions and understandings contained in this Agreement, Lender hereby agrees to refrain and forbear from exercising and enforcing its remedies pursuant to the Judgment or under applicable laws related thereto (the “Forbearance”) for the period beginning on the date hereof and ending on the the earlier of (a) any breach by Borrower of its obligations set forth in this Agreement, and (b) the date on which Borrower has received the full Settlement Amount (as defined below).

3. Settlement Payments. Borrower and Lender agree that Borrower may satisfy the Judgment in full by making cash payments (the aggregate of the cash payments payable to Lender under this Section 3 that are necessary to satisfy the Judgment, the “Settlement Amount”) to Lender in an amount equal to either (a) $250,000.00, provided such amount is received by Lender within six (6) months of the Effective Date, or (b) $360,000.00, which amount, if Borrower elects this option, shall be payable as follows: (i) Borrower must make a payment to Lender in the amount of $15,000.00 (the “First Installment Payment”) on or before the date that is six (6) months from the Effective Date, and (ii) twenty-three (23) additional payments of $15,000.00 each (each, an “Installment Payment”), with the first such Installment Payment being due and payable on the date that is one (1) month after the date Borrower pays the First Installment Payment to Lender and with each additional Installment Payment being due and payable to Lender on or before the same day of each month thereafter for the following twenty-two (22) months. Each payment made pursuant to this Section 3 shall be made by Borrower to Lender via wire transfer of immediately available funds. Borrower may prepay the Installment Payments at any time without penalty.

4. Payment in Full. Upon satisfaction of all of Borrower’s obligations under this Agreement, including without limitation payment of the full Settlement Amount, Borrower shall be deemed to have paid the entire Judgment Amount in full, Borrower shall have no further obligations under the Judgment, the Judgment shall be deemed to be satisfied, and Lender will file a satisfaction of judgment with the court that issued the Judgment.

5. Failure to Comply. Borrower understands that the Forbearance, Lender’s agreement to settle the Judgment for the Settlement Amount, and all other obligations, restrictions, and limitations of or on Lender hereunder shall terminate immediately upon the occurrence of any breach of this Agreement (including, without limitation, Borrower’s obligation to pay the Settlement Amount as and when required hereunder). In any such case, Lender may seek all recourse available to it under the terms of the Judgment, this Agreement, or applicable law following any breach, including without limitation enforcing the Judgment for the full amount awarded pursuant thereto (less the sum of any payments made to Lender hereunder, which shall be credited against the amount of the Judgment in such event).

6. Judgment. Borrower represents, warrants and acknowledges that it was properly served the complaint and all other applicable documents related to the Lawsuit and that the Judgment was properly entered. Borrower further agrees that it will not challenge the Judgment or otherwise seek to have the Judgment set aside. In furtherance of the foregoing, Borrower acknowledges that the representations and warranties in the prior sentence are a material inducement to Lender to enter into this Agreement and that but for such representations and warranties from Borrower, Lender would not have entered into this Agreement or agreed to settle the Judgment for the Settlement Amount.

7. Representations, Warranties and Agreements. In order to induce Lender to enter into this Agreement, Borrower, for itself,and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a) Borrower has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent or approval of Borrower, and no consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Borrower hereunder.

(b) All understandings, representations, warranties and recitals contained or expressed in this Agreement axe true, accurate, complete, and correct in all respects; and no such understanding, representation, warranty, or recital fails or omits to state or otherwise disclose any material fact or information necessary to prevent such understanding, representation, warranty, or recital from being misleading. Borrower acknowledges and agrees that Lender has been induced in part to enter into this Agreement based upon Lender’s justifiable reliance on the truth, accuracy, and completeness of all understandings, representations, warranties, and recitals contained in this Agreement. There is no fact known to Borrower or which should be known to Borrower which Borrower has not disclosed to Lender on or prior to the date hereof which would or could materially and adversely affect the understandings of Lender expressed in this Agreement or any representation, warranty, or recital contained in this Agreement.

(c) Except as expressly set forth in this Agreement, Borrower acknowledges and agrees that neither the execution and delivery of this Agreement nor any of the terms, provisions, covenants, or agreements contained in this Agreement shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Borrower under the terms of the Judgment or applicable law related thereto.

(d) Borrower has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Lender, directly or indirectly, arising out of, based upon, or in any manner connected with, the transactions contemplated hereby, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Agreement. To the extent any such defenses, affirmative or otherwise, rights of seat rights of recoupment, claims, counterclaims, actions or causes of action exist or existed, such defenses, rights, claims, counterclaims, actions and causes of action are hereby waived, discharged and released. Borrower hereby acknowledges and agrees that the execution of this Agreement by Lender shall not constitute an acknowledgment of or admission by Lender of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.

(e) Borrower hereby acknowledges that it has freely and voluntarily entered into this Agreement after an adequate opportunity and sufficient period of time to review, analyze, and discuss (i) all terms and conditions of this Agreement, (ii) any and all other documents executed and delivered in connection with the transactions contemplated by this Agreement, and (iii) all factual and legal matters relevant to this Agreement and/or any and all such other documents, with counsel freely and independently selected by Borrower (or had the opportunity to be represented by counsel). Borrower further acknowledges and agrees that it has actively and with full understanding participated in the negotiation of this Agreement and all other documents executed and delivered in connection with this Agreement after consultation and review with its counsel (or had the opportunity to be represented by counsel), that all of the terms and conditions of this Agreement and the other documents executed and delivered in connection with this Agreement have been negotiated at arm’s-length, and that this Agreement and all such other documents have been negotiated, prepared, and executed without fraud, duress, undue influence, or coercion of any kind or nature whatsoever having been exerted by or imposed upon any party by any other party. No provision of this Agreement or such other documents shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated, or drafted such provision.

(f) There are no proceedings or investigations pending or threatened before any court or arbitrator or before or by, any governmental, administrative, or judicial authority or agency, or arbitrator, against Borrower.

(g) There is no statute, regulation, rule, order or judgment and no provision of any mortgage, indenture, contract or other agreement binding on Borrower, which would prohibit or cause a default under or in any way prevent the execution, delivery, performance, compliance or observance of any of the terms and conditions of this Agreement and/or any of the other documents executed and delivered in connection with this Agreement.

8. Governing Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah without regard to the principles of conflict of laws. Each party consents to and expressly agrees that the exclusive venue for arbitration of any dispute arising out of or relating to this Agreement or the relationship of the parties or their affiliates shall be in Salt Lake County, Utah. Each party hereto submits to the exclusive jurisdiction of any state or federal court sitting in Salt Lake County, Utah in any proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the proceeding may only be heard and determined in any such court and hereby expressly submits to the exclusive personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address as set forth in the Purchase Agreement, such service to become effective ten (10) days after such mailing. BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

9. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic transmission (including email) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile transmission or other electronic transmission (including email) shall be deemed to be their original signatures for all purposes.

10. Attorneys’ Fees. In the event of any arbitration or action at law or in equity to enforce or interpret the terms of this Agreement, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the arbitration, litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading.

11. No Reliance. Borrower acknowledges and agrees that neither Lender nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Borrower or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Agreement and, in making its decision to enter into the transactions contemplated by this Agreement, Borrower is not relying on any representation, warranty, covenant or promise of Lender or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Agreement.

12. Severability. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

13. Entire Agreement. This Agreement and all other documents referred to herein, supersede all other prior oral or written agreements between Borrower, Lender, its affiliates and persons acting on its behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Lender nor Borrower makes any representation, warranty, covenant or undertaking with respect to such matters. Notwithstanding the foregoing, nothing herein shall alter or modify the Judgment or Lender’s rights thereunder, except that Lender agrees to settle the Judgment for the Settlement Amount so long as Borrower does not breach (as determined in Lender’s sole discretion) any of its obligations set forth herein and nothing herein shall alter, modify, waive or terminate any right of Lender under applicable law to execute on any assets of Borrower or otherwise seek to enforce Lender’s rights pursuant to the Judgment.

14. Amendments. This Agreement may be amended, modified, or supplemented only by written agreement of the parties. No provision of this Agreement may be waived except in writing signed by the party against whom such waiver is sought to be enforced.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Lender hereunder may be assigned by Lender to a third party, including its affiliates, in whole or in part. Borrower may not assign this Agreement or any of its obligations herein without the prior written consent of Lender.

16. Time of Essence. Time is of the essence of this Agreement.

17. Notices. Unless otherwise specifically provided for herein, all notices, demands or requests required or permitted under this Agreement to be given to Borrower or Lender shall be given at such address as has been previously provided to the other party.

18. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

BORROWER:

MPHASE TECHNOLOGIES, INC.

By:	/s/ Ronald A. Durando
Name:	Ronald A. Durando
Title:	President

LENDER:

/s/ John M. Fife
John M. Fife, an individual

[Signature Page to Judgment Settlement Agreement]